FORM OF AMENDMENT AND JOINDER

TO

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment and Joinder (the “Amendment”) is made as of June 1, 2018, by and among the undersigned trusts on behalf of the series listed at Appendix I (each, a “Fund” and together, the “Funds”) and The Bank of New York Mellon (“BNY Mellon”).

BACKGROUND:

A.	Certain of the Funds and BNY Mellon are parties to a Transfer Agency and Service Agreement dated as of March 20, 2009, as amended (the “Agreement”), relating to BNY Mellon’s provision of transfer agency services to certain of the Funds.

B.	Each Fund and BNY Mellon desire that each Fund be a party to the Agreement and receive the transfer agency services set forth in the Agreement.

C.	Further, the parties desire to amend the Agreement as set forth herein.

D.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

In consideration of the mutual agreements contained herein, the parties hereby agree as follows:

1.	By executing this Amendment, each Fund and BNY Mellon agree to become a party to, and be bound by, and to comply with the terms of the Agreement in the same manner as if each of the undersigned were an original signatory to the Agreement, or for Funds launched subsequent to the date of the Agreement, as if the undersigned were joined to the Agreement on the first day of such Fund’s operations. For the avoidance of doubt, each Fund hereby appoints BNY Mellon to provide transfer agency services in accordance with the terms set forth in the Agreement. BNY Mellon accepts such appointment and agrees to furnish such services in accordance with such terms.

2.	Appendix I to the Agreement shall be amended and restated as attached hereto.

3.	Miscellaneous.

(a)	As amended and supplemented hereby, the Agreement shall remain in full force and effect.

(b)	In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control with respect to the subject matter described herein. This Amendment together with the Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings related to the subject matter hereof.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized representatives designated below as of the day and year first above written.

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

COLUMBIA ETF TRUST I

By:
Name:
Title:

APPENDIX I

(dated June 1, 2018)

FUNDS

COLUMBIA ETF TRUST I

Columbia Sustainable International Equity Income ETF

Columbia Sustainable Global Equity Income ETF

Columbia Sustainable U.S. Equity Income ETF

Columbia Diversified Fixed Income Allocation ETF

Columbia Multi-Sector Municipal Income ETF